Exhibit 10.3

Amendment to the Acme United Corporation Non-Salaried Director Stock Option Plan

In accordance with Section 3.3 of the Acme United Corporation Non-Salaried Director Stock Option Plan (the “Plan”), the Plan is hereby amended as follows:

1.                   Section 1.5 of the Plan, “Shares,” is amended by adding the following immediately after the last sentence of the first paragraph of said Section 1.5:

If either (i) the exercise price of an Option is paid by Net Share Exercise pursuant to Section 2.5(b)(ii) of the Plan, or if (ii) the exercise of an Option is settled by payment of cash to the Optionee pursuant to Section 2.5(b)(iii) of the Plan, the shares otherwise deliverable upon exercise of an Option shall again be available for issuance under the Plan.

2.                   Section 1.6 of the Plan, “Definitions,” is amended by adding a new subsection (c) as follows:

(c)	“Closing Price” means for purposes of a notice delivered during or after trading hours on a particular trading day, the closing price of the Common Stock published by NYSE MKT for that day (or if no sales were reported on that day, the closing price on the day immediately preceding such day), and with respect to delivery of an exercise notice before the opening of trading on a particular day or on a non-trading day, the closing price of the Common Stock published by NYSE MKT for the immediately preceding trading day.

3.                   Section 2.5, “Notice of Exercise,” of the Plan is amended to read in its entirety as follows:

(a)	When exercisable pursuant to the terms of the Plan and the governing Option Agreement, an Option shall be exercised by the Participant as to all or part of the shares subject to the Option by delivering written notice of exercise to the Company at its principal business office or such other office as the Company may from time to time direct, (i) specifying the number of shares subject to the Option (or portion thereof) being exercised; (ii) specifying the method of payment of the total exercise price of the Option (or portion thereof), and (iii) containing such further provisions consistent with the provisions of the Plan as the Company may from time to time prescribe. The written notice of exercise shall be in the form and delivered in the manner prescribed by the Company from time to time. No Option may be exercised after the expiration of the term specified in Section 2.4 hereof.

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(b)	Payment of the exercise price of the Option shall be paid in full at the time the Option (or portion thereof) is exercised. Such payment shall be made:

(i)	in cash in United States currency;

(ii)	subject to the consent of the Company at the time of exercise and if permitted by the Option Agreement granting such Option, the Optionee may elect in the notice of exercise given pursuant to Section 2.5(a) to make such payment by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option by the number of shares having an aggregate value based on the Closing Price equal to the total exercise price of the Option (or portion thereof) (“Net Share Exercise”); or

(iii)	subject to the consent of the Company at the time of exercise and if permitted by the Option Agreement granting such Option, the Optionee may elect in the notice of exercise given pursuant to Section 2.5(a) to receive from the Company cash in an amount equal to the number of shares of Common Stock subject to the Option (or portion thereof) that is being exercised multiplied by the excess of (A) the Closing Price of the Common Stock, over (B) the exercise price per share of the Option.

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